UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2015

PROLOGIS, INC.

PROLOGIS, L.P.

(Exact name of registrant as specified in charter)

Maryland (Prologis, Inc.) Delaware (Prologis, L.P.)	001-13545 (Prologis, Inc.) 001-14245 (Prologis, L.P.)	94-3281941 (Prologis, Inc.) 94-3285362 (Prologis, L.P.)
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Pier 1, Bay 1, San Francisco, California	94111
(Address of Principal Executive Offices)	(Zip Code)

Registrants’ Telephone Number, including Area Code: (415) 394-9000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities.

On February 10, 2015, Prologis entered into a contribution agreement to acquire a portfolio of properties for an aggregate gross purchase price of approximately $820 million, including the assumption of debt. Pursuant to the contribution agreement (the “Contribution Agreement”), among Prologis, Inc. (the “Company”), Prologis, L.P. (the “Operating Partnership”), and Morris Realty Associates LLC and the other contributors a party thereto (the “Contributors”), the Company and certain of its subsidiaries agreed to acquire (the “Transaction”) from the Contributors all of the membership interests or partnership interests in certain limited liability companies and partnerships that own industrial and retail properties (the “Properties”) in exchange for a combination of (i) common limited partnership units in the Operating Partnership (“OP Units”) and (ii) a new class of common limited partnership units in the Operating Partnership to be designated as Class A Convertible Common Units (“Class A Units”). The Contribution Agreement contains certain customary representations, warranties, covenants, indemnities and termination rights for a transaction of this nature. The Transaction is subject to the Company’s satisfactory completion of due diligence within 45 days as well as customary closing conditions, including lender consents, and is expected to be completed April 30, 2015 (the “Closing”).

On the Closing of the Transaction, the Operating Partnership expects to issue a combination of OP Units and Class A Units, equal to approximately $400 million (which is subject to adjustment) divided by the “Unit Price”, as consideration for the Transaction. The “Unit Price” for each OP Unit and Class A Unit is expected to be $43.11; provided, that in the event that the closing date for any Property or Properties is postponed by more than sixty days after the originally-scheduled closing under the Contribution Agreement, the price for each OP Unit and Class A Unit will be equal to the average closing price of a share of the Company’s common stock, $0.01 par value per share (the “Common Stock”), on the New York Stock Exchange over a twenty trading day period ending on the trading day before such postponed closing, but not less than consensus NAV per share nor more than 107% of consensus NAV per share as of such date.

The issuance of OP Units and Class A Units is expected to be undertaken in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended, afforded by Section 4(a)(2) thereof. The issuance of OP Units and Class A Units is expected not to involve a public offering and to be made without general solicitation or advertising. Each holder of OP Units and Class A Units is expected to represent that, among other things, it is an accredited investor, as such term is defined in Regulation D.

The Operating Partnership expects to enter into a Second Amendment (the “LPA Amendment”) to the Thirteenth Amended and Restated Agreement of Limited Partnership of the Operating Partnership for the purpose of establishing the terms of Class A Units to be issued in the Transaction. Class A Units are expected to be convertible at any time into OP Units using a conversion factor to be further described in the LPA Amendment. In addition, OP Units are exchangeable on a one-for-one basis for Common Stock one year after their issuance.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits. The following documents have been filed as exhibits to this report and are incorporated by reference herein as described above.

Exhibit No.

99.1	Press Release dated February 11, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROLOGIS, INC.

Date: February 10, 2015	By:	/s/ Michael T. Blair
	Name:	Michael T. Blair
	Title:	Managing Director and Assistant Secretary

PROLOGIS, L.P. By: Prologis, Inc., its General Partner
Date: February 10, 2015	By:	/s/ Michael T. Blair
	Name:	Michael T. Blair
	Title:	Managing Director and Assistant Secretary

Exhibit No.	Description

99.1	Press Release dated February 11, 2015